Exhibit 10.05

February 8, 2013

Nina Richardson

Via Email

Dear Nina:

We are pleased to offer you a position with Woodman Labs, Inc. DBA “GoPro” (the “Company”), as a Chief Operating Officer reporting to Nicholas Woodman. If you decide to join us, you will receive an annual salary of $325,000, which will be paid semi-monthly on the 15th and last day of the month in accordance with the Company’s normal payroll procedures. You will also be eligible for a bonus of up to 50% of your annual salary per year, which will be paid annually based on company performance and individual objectives. In addition, you will receive a reimbursement of the reasonable costs associated with your relocation from Pleasanton, CA not to exceed Ten Thousand Dollars ($10,000) and subject to the terms and conditions of the attached policy and reimbursement guidelines.

You will also be eligible to receive certain employee benefits. A list of current employee benefits will be provided in the Benefits Information Guide. Eligibility for benefits begins on the first (1st) day of the month following your first day of employment, with the exception of participating in our 401k which you will be eligible on the first day of your employment. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion.

Subject to approval of the Board, you will be granted an option (“Option”) to purchase 450,000 shares of the Company’s Common Stock. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement which will be made available to you at the time of grant.

The exercise price per share of the Option will be determined by the Board when the Option is granted. You will vest in 25% of the shares subject to the Option after 12 months of continuous service, and the balance of the shares subject to the Option will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

In addition to your vesting schedule as previously defined, you have the opportunity to receive accelerated vesting on 25,000 of your 450,000 share grant under the following conditions: if the company achieves the 2014 Operating Plan as approved and certified as achieved by the Board of Directors, then on the second anniversary of your employment 25,000 unvested shares shall immediately vest, provided you are employed through the second anniversary of your employment.

In addition, if a Change in Control occurs during your employment and your employment is terminated within 12 months following the change in control (dual trigger) then you will receive an accelerated vesting of 12 months.

1. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation

“Change in Control” means an Acquisition or Other Combination as defined in the Plan.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means your resignation within three months after one of the following conditions has come into existence without your consent:

•	A reduction in your base salary by more than 10%;

•	A material diminution of your authority, duties or responsibilities; or

•	A relocation of your principal workplace that increases your one-way commute by at least 35 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

The Company reserves the right to conduct background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon satisfactory verification of your criminal, education and employment history, and this offer can be rescinded based upon data received in the verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and commencement of employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conducts which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Mateo County, California. The parties hereby waive any rights they may have to trial by jury in regard to such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by February 8, 2013. We would like to have you start on February 12, 2013.

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

Nicholas Woodman
Chief Executive Officer

/s/ Nicholas Woodman
Agreed to and accepted:

/s/ Nina Richardson	02/08/2013
Nina Richardson Signature	Date

3